EXHIBIT 23.3.5

CONSENT OF DIRECTOR NOMINEE

        The undersigned, pursuant to Rule 438 under the Securities Act of 1933, as amended, consents to the use of his name in the Registration Statement on Form SB-2 of Sound Surgical Technologies Inc. as a person who is a Director Nominee of Sound Surgical Technologies Inc.

/s/    George A. Stewart

George A. Stewart

March 8, 2005